Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of

The Prudential Employee Savings Plan

We consent to the incorporation by reference in the Registration Statement No. 333-75242 on Form S-8 of our report dated June 11, 2019, appearing in this Annual Report on Form 11-K of the Prudential Employee Savings Plan (the Plan) with respect to the Plan’s financial statements and schedule (modified cash basis) for the year ended December 31, 2018.

/s/ SB & Company, LLC
SB & Company, LLC

Washington, D.C. June 11, 2019

1299 Pennsylvania Avenue NW • Suite 1120 • Washington • District of Columbia 20004 • P 202.803.2335 • F 202.832.1320